Exhibit 10.2

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Release”) is made and entered into as of November 7, 2016 (the “Release Date”), by and between Cesca Therapeutics Inc., a Delaware corporation (“Employer”), and Robin C. Stracey (“Executive,” and together with Employer, the “Parties”). Capitalized terms used, but not defined herein, shall have the meaning given to such terms in that certain Executive Employment Agreement made and entered into as of June 9, 2015, by and between the Parties (the “Employment Agreement”).

WHEREAS, on November 3, 2016, Boyalife Investment, Inc. (“Boyalife USA”) and Boyalife (Hong Kong) Ltd. (“Boyalife HK,” and, together with Boyalife USA, “Boyalife”), delivered written consents of stockholders of the Employer purporting, among other things, to remove Executive as a director of Employer, and

WHEREAS, after removal of Executive as a director, the board of directors of Employer then purported to terminate Executive as Chief Executive Officer (“CEO”) and from all other positions with Employer, and

WHEREAS, Executive and Employer desire to settle all of the disputes that each may have now or hereafter or that arise from or in any way relate to Executive’s removal as a director of Employer or his termination as CEO.

NOW THEREFORE, in consideration of the respective representations, covenants, agreements, warranties, and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Separation. The Parties agree that, subject to the condition that Employer satisfies its obligations in Section 2, Executive’s employment with Employer ended effective as of November 3, 2016 (the “Termination Date”) as a result of Executive’s termination of employment without Cause. In connection with such termination of employment, Executive represents that Executive has voluntarily resigned as a director of the Board of Directors of the Employer (the “Board”) and has further voluntarily determined not to stand for re-election to the Board or seek re-employment with the Employer.

2.     Payment and Benefits. In consideration of the promises made in this Release, but in all cases subject to Section 4(d) and below, and pursuant to the terms of the Employment Agreement, Employer has agreed to pay Executive the following within 2 business days of the Revocation End Date:

(a)     Minimum Payments upon termination of Executive’s employment, as follows: (i) base salary accrued through the Termination Date; (ii)  reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 4.8; (iii) any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer, including but not limited to accrued and unused vacation; and (iv) any earned but unpaid short term incentive compensation expressly provided for in any incentive compensation plan for Executive (“STI”), which such incentive compensation amount for the FY17 performance year is equal to $85,000.

(b)     Severance Payments Related to Change of Control, as follows: (i) a lump sum equal to twenty four (24) months of base salary (“Base Salary”) in effect as of the Termination Date, which such “Base Salary” is equal to an annualized gross salary of $425,000.00 (or a gross monthly salary of $35,416.67); (ii), a lump sum cash payment equal to two (2) times the Executive’s most recently established annual short-term incentive target award, which such short term incentive award is equal to 60% of Base Salary or an annualized gross amount of $255,000; and (iii) the Retention Payment Upon Termination Without Cause as provided in Section 3.2 in that Cesca Therapeutics, Inc. Retention Agreement between Employer and Executive dated as of July 26, 2016.

(c)     Health and Welfare Benefits as follows: provided that the Executive timely elects continuation coverage (as defined under COBRA) under the Employer’s medical and dental plans as in effect at the time of the Executive’s termination, the Employer shall pay the COBRA premiums for Executive and his dependents under such plans (or any successor plans) until the earliest of (i) the end of the twenty-fourth (24th) month following the Executive’s termination, or (ii) the date Executive secures subsequent employment with medical and dental coverage. Executive shall provide at least five (5) business days advance written notice informing the Employer when Executive becomes eligible for other comparable medical and dental coverage in connection with subsequent employment.

(d)     Furthermore, pursuant to the terms of the Employment Agreement, all the Executive’s outstanding options to acquire the Employer’s common stock or restricted stock awards which have not vested as of the Termination Date shall become immediately vested as of the Termination Date and shall be deemed to be exercisable for the entire period of the option without regard to any provisions of the option agreement or plan pursuant to which they were awarded, which such outstanding options or restricted stock awards amount to: (i) 112,000 options to acquire the Employer’s common stock and (ii) 79,720 shares of restricted common stock, each as detailed in the Stockvantage report attached hereto as Exhibit [A]. Employer and Boyalife acknowledge that Employer granted 60,000 of the options identified above under the Employer’s 2016 Equity Plan (the “Equity Plan”) and that options granted thereunder are not exercisable prior to approval of the Equity Plan by Employer’s stockholders. If Employer’s stockholders do not approve the Equity Plan, Employer agrees to reissue 60,000 options providing the same economic benefits to Executive pursuant to any new option plan adopted by Employer.

Notwithstanding the foregoing or anything to the contrary set forth in the Employment Agreement, the Employer and the Executive hereby agree to the following additional benefits in consideration of the promises made in this Release:

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For the avoidance of doubt, Executive hereby acknowledges and agrees that all of the benefits described in Section 2 (the “Benefits”), and the timing of payments to be made to Executive in connection therewith, replace and supersede in their entirety any and all obligations of the Employer, and all payments and other consideration payable to Executive (other than earned and unpaid salary, earned and unpaid PTO, and properly reimbursable expenses as of the Termination Date), under the Employment Agreement in connection with Executive’s termination of employment, including, without limitation, any and all payment obligations under Section 6 (other than earned and unpaid salary, earned and unpaid PTO, and reimbursable expenses as of the Termination Date) thereof. Executive understands and Employer acknowledges that all of the Benefits described in Section 2(b) through 2(e) constitute benefits in excess of those to which both Executive and Employer would be entitled without entering into this Release.

(f)     Employer agrees to indemnify Executive for all of the fees, including attorneys’ fees, and expenses incurred by Executive in connection with his removal as a director and termination as CEO and incurred in drafting and negotiating this Release and the Consulting Agreement.

3.     Executive’s Release of Claims and Waiver of Rights. Upon satisfaction of Employer’s obligations pursuant to Section 2:

(a)     Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or an subsidiary of Employer or under applicable law and regulation or that Indemnification Agreement dated as of May 13, 2015, between Employer and Executive; and (iv) a waiver of any rights under the Consulting Agreement. Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

(b)     Executive hereby acknowledges that he understands that under this Release he is releasing any known or unknown claims he may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the “Released Claims”). He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

4.     Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a)     The release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed;

(b)     Executive should consult with an attorney prior to executing this Release;

(c)     Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;

(d)     Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and

(e)     This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth day after this Release is executed by both Parties (the, “Revocation End Date”), and the severance payments and other Benefits described in this Release will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.     Employer’s Release of Claims and Waiver of Rights. Upon satisfaction of Executive’s obligations hereunder:

(a)     Employer, on Employer’s own behalf and that of Employer’s affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees and anyone acting on Employer’s behalf (the “Employer’s Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Employer’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. It is understood and agreed that the waiver of claims contained in this section does not include a waiver of the covenants in Sections 7, 8.2, 9 and 10 of the Employment Agreement which shall survive this Release and the termination of his employment with Employer.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

(b)     Employer hereby acknowledges that it understands that under this Release it is releasing any known or unknown claims it may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the “Released Claims”). It therefore acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employer expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

6.     Non-Disparagement. The Parties agree that neither they nor any of their agents, affiliates, predecessor, successor or parent companies, or insurers or representatives will, and they will cause each of their agents, affiliates, predecessor, successor or parent companies or insurers or representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the reputation, practices or conduct of any Party or any of their directors, officers, principals, agents, servants, employees, parent, predecessor or successor entities, affiliates, agents or representatives. The Parties acknowledge that this Section 6 is a material provision of this Release and that any breach of Section 6 shall be a material breach of this Release, and that the affected party would be irreparably harmed by violation of Section 6.

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8.     Risk of Mistake; Consultation with Counsel. Each party hereto expressly assumes the risk of any mistake of fact or law, or that the true facts of the law might be other or different from facts or law now known or believed to exist, or that the law may hereafter change, or that the party or its rights may be affected over the passage of time or other changes in circumstances. It is the express intention of each of the Parties to forever settle, adjust and compromise any and all disputes within the scope of the respective releases provided above, finally and forever, and without regard to which party or parties may have been correct in their understanding of past, present or future events or the law relative thereto. Each party hereby acknowledges that it has been advised by its counsel of its own choosing, that it has made a complete and independent investigation of the facts and law pertaining to the matters released herein, that it has not relied and does not rely upon any promise, representation or warranty made by or on behalf of any other person concerning such matters except as may expressly be set forth herein.

9.     No Admissions. This Release is entered into for the settlement and compromise of disputed claims, and no party hereto shall ever treat the existence or the contents of this Release as an admission of liability or a statement or admission as to any particular contention or issue by the other parties for any purpose (all of which liability is expressly denied), other than the liability of a party hereto to perform in accordance with the terms hereof after the execution of this Release.

10.     Restrictive Covenants. Executive understands that the covenants in Sections 7, 9, 10.1 and 10.2 of the Employment Agreement survive the termination of his employment with Employer.

11.     Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

12.     Assignment. It is understood that this Release, and specifically Executive’s rights and obligations hereunder, shall survive to the Executive’s beneficiary on death.

13.     Severability. If any provision or any part of any provision of this Release is for any reason held to be invalid, unenforceable or contrary to public policy, law, statute and/or ordinance, then the remainder of this Release shall not be affected thereby and shall remain valid and fully enforceable.

14.     Construction. The terms set forth in Section 14.1 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

15.     Attorneys’ Fees. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

16.     Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to Delaware’s choice of law or conflict of laws principles. Each of the Parties hereto irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, any state or federal court of competent jurisdiction in the State of Delaware) for any litigation arising out of or relating to this Release.

17.     Further Assurances. Each of the parties agrees that it will promptly execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms of this Agreement. The parties agree that monetary damages would be inadequate to remedy a breach of this provision and that specific performance is an appropriate remedy for the breach of this provision.

18.     Counterparts. This Agreement may be executed in counterparts and, as so executed, shall constitute one agreement binding on all parties.

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IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

EMPLOYER:	EXECUTIVE:

CESCA THERAPEUTICS, INC.

By: /s/ Xiaochun "Chris" Xu	/s/ Robin Stracey
Robin Stracey
Name: Xiaochun "Chris" Xu
Date: November 14, 2016
Title: Chairman and Interim CEO

Date: November 14, 2016